                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                        [ X ]
Filed by a Party other than the Registrant     [   ]
Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission only (as permitted by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 RENT-WAY, INC.
            --------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

       [ X ]    No fee required.
       [   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
                0-11.
                1)      Title of each class of securities to which transaction
                        applies:
                        ------------------------------------------------------------
                2)      Aggregate number of securities to which transaction applies:
                        ------------------------------------------------------------
                3)      Per unit price or other underlying value of transaction
                        computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                        ------------------------------------------------------------
                4)      Proposed maximum aggregate value of transaction:
                        ------------------------------------------------------------
                5)      Total fee paid:
                        ------------------------------------------------------------
       [   ]    Fee paid previously with preliminary materials.
       [   ]    Check box if any part of the fee is offset as provided by Exchange
                Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
                registration statement number, or the Form or Schedule and the date of its filing.
                1)      Amount Previously Paid:
                        ------------------------------------------------------------
                2)      Form, Schedule or Registration Statement No.:
                        ------------------------------------------------------------
                3)      Filing Party:
                        ------------------------------------------------------------
                4)      Date Filed:
                        ------------------------------------------------------------

                                 RENT-WAY, INC.
                               ONE RENTWAY PLACE
                            ERIE, PENNSYLVANIA 16505
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 8, 2000
                            ------------------------

To the Shareholders of Rent-Way, Inc.:

     Notice is hereby given that the Annual Meeting of the Shareholders of Rent-Way, Inc. (the "Company") will be held at the Bel Aire Hotel located at 2800 West Eighth Street, Erie, Pennsylvania, on Wednesday, March 8, 2000 at 10:00 a.m. for the following purposes:

          1. To elect three Class II directors to serve until the 2003 Annual Meeting of Shareholders and

          2. To consider and act upon other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 7, 2000 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on by shareholders, except that shareholders are entitled to cumulative voting in the election of directors.

                                          By Order of the Board of Directors,

                                          WILLIAM LERNER
                                          Secretary

Erie, Pennsylvania
January 31, 2000

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

                                 RENT-WAY, INC.
                               ONE RENTWAY PLACE
                            ERIE, PENNSYLVANIA 16505
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 8, 2000
                            ------------------------

     This Proxy Statement and the accompanying form of proxy are being mailed on or about January 31, 2000 in connection with the solicitation by the Board of Directors of Rent-Way, Inc. (hereinafter "Rent-Way" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, March 8, 2000, and any adjournments thereof.

     If the form of proxy enclosed is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument with the Secretary of the Company revoking it or by submitting a duly executed proxy bearing a later date.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. The officers, directors and employees of the Company, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of its common stock.

     The authorized common stock of the Company consists of 50,000,000 shares, no par value, of which 22,008,191 shares are issued and outstanding (the "Common Stock"). Each outstanding share of Common Stock is eligible to be voted at the meeting. Holders of record as of January 7, 2000 will be entitled to one vote per share on all matters to be voted on by the shareholders, except that shareholders are entitled to cumulative voting in the election of directors, which means that a shareholder is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected, and all of such votes may be cast for one nominee or distributed among any two or more nominees. Cumulative voting enables shareholders to concentrate the voting of their shares in favor of the election of a lesser number of nominees than the total number of directors being voted upon. Persons holding less than a majority of the shares voting may therefore be able to elect one or more directors.

     The presence, in person or by proxy, of a majority of the shares of the Common Stock outstanding on the record date will constitute a quorum at the Annual Meeting. Abstentions will be treated as present for purposes of determining a quorum. Broker non-votes on any matter (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will not be treated as present for purposes of determining a quorum on that matter. Abstentions and broker non-votes will not be counted as voting on any matter at the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Company's by-laws require that the directors be divided into three classes, with the term of office of at least one class expiring each year. Pursuant to the by-laws, the members of a class are elected for a term of three years and until their respective successors have been elected and qualified, or until the respective director resigns, is removed or disqualified. The by-laws provide for a Board of Directors that is not more than nine members.

     The term of office of Class II directors expires at the Annual Meeting. The Board of Directors proposes that the nominees for Class II described below, each of whom is currently serving as a Class II director, be elected as Class II directors for a new term of three years ending at the 2003 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Mr. Paul Upchurch who served as Class II director since February 1998, has indicated his intention to resign effective upon the expiration of his term at the Annual Meeting. The Board of Directors has selected Jeffrey A. Conway, President and Chief Operating Officer of the Company, to fill the vacancy that will be created by the resignation of Mr. Upchurch. The Board of Directors has determined that Mr. Conway will serve as a Class I director with a term ending at the 2002 Annual Meeting of Shareholders and until his successor has been selected and qualified.

     When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the direction indicated, or, if no direction is indicated, the shares will be voted in favor of the election of the nominees identified below. The Company expects each nominee to be able to serve, if elected, but if any nominee notifies the Company before the meeting that he is unable to do so, then the proxies will be voted for such other person as the Board shall designate.

     Information regarding the nominees standing for election as Class II directors is set forth below:

     WILLIAM LERNER has been a director of the Company since November 1992 and its Secretary since January 1993. Mr. Lerner, a practicing attorney in New York since 1961 and in Pennsylvania since 1990. Mr. Lerner is also a director of Seitel, Inc., a company listed on the NYSE that develops and maintains a seismic data bank for the oil and gas industry, Helm Resources, Inc., a company traded on the OTC Bulletin Board that provides management, financial and asset based lending services, Micros-to-Mainframes, Inc., a company quoted on the Nasdaq National Market that is a provider and systems integrator of advanced technology communications products and Internet services, and Cortland Trust, Inc., a money market mutual fund distributed primarily through securities brokerage firms and commercial banks.

     MARC W. JOSEFFER has been a director of the Company since May 1994 and was employed by the Company in various management positions from May 1994 through October 1996. For more than five years prior thereto, he was Vice President and a principal shareholder of D.A.M.S.L. Corp., a privately-owned company engaged in the rental-purchase industry. D.A.M.S.L. Corp. was acquired by the Company in May 1994, at which time Mr. Joseffer was elected a director of the Company by the Board.

     JACQUELINE E. WOODS has been a director of the Company since March 1999. Ms. Woods is a nationally-recognized educator and specialist in adult and community colleges and in 1996 was appointed by President Clinton as the Liaison for Community Colleges from the United States Department of Education. As the Liaison for Community Colleges, Ms. Woods is a policy advisor to the Secretary of Education and to the Clinton Administration on national issues affecting community colleges. Prior to her current appointment, from 1993 to 1996, Ms. Woods served as Vice Chancellor for External Affairs for the City Colleges of Chicago. Ms. Woods also served as the Vice President for Institutional Advancement at the Community College of Philadelphia from 1991 to 1993 and, earlier in her career, held positions at various colleges.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR.

                             MANAGEMENT INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information regarding the directors and executive officers of the Company is set forth below.

                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
William E. Morgenstern....................  41    Chairman of the Board, Chief Executive Officer and
                                                  Director
William Lerner............................  64    Director and Secretary
Vincent A. Carrino........................  44    Director
Robert B. Fagenson........................  51    Director
Gerald A. Ryan............................  64    Chairman Emeritus of the Board and Director
Marc W. Joseffer..........................  51    Director
Jacqueline E. Woods.......................  41    Director
Jeffrey A. Conway.........................  42    President and Chief Operating Officer
William A. McDonnell......................  38    Vice President and Chief Financial Officer
Ronald D. DeMoss..........................  49    Vice President and General Counsel
Jeffrey K. Underwood......................  43    Vice President of Operations
Kirk R. Smithee...........................  36    Vice President of Administration

     WILLIAM E. MORGENSTERN, a founder of the Company, has served as its President and Chief Executive Officer and as a director since its formation in 1981. In October 1999, Mr. Morgenstern was elected Chairman of the Board of the Company. As of January 2000, Mr. Morgenstern will serve as the Chairman of the Board and Chief Executive Officer and will no longer serve as President of the Company. Mr. Morgenstern began his rental-purchase industry career with Rent-A-Center in 1979 in Ft. Worth, Texas. While employed by Rent-A-Center, he held the positions of store manager and district manager for Pennsylvania and New York. Mr. Morgenstern is a former President of the Pennsylvania Association of Rental Dealers, a trade association that monitors activities in the state legislature that affect the rental-purchase industry. From 1986 to 1988, he served on the Board of Directors of APRO, the rental-purchase industry's national trade association. Mr. Morgenstern is a Class III director of the Company whose term expires in 2001.

     GERALD A. RYAN, a founder of the Company, served as Chairman of the Board of the Company from 1981 to October 1999 and as a director since its formation in 1981. Mr. Ryan currently serves as Chairman Emeritus of the Board of the Company and as a consultant to the Company. Mr. Ryan has also been instrumental in the formation of several other companies, including Spectrum Control, Inc., a company quoted on the Nasdaq National Market, which produces electronic components. He presently serves as Chairman of the Board of Spectrum Control, Inc. Mr. Ryan is also a director of Intrenet, Inc., a company that is listed on the Nasdaq SmallCap Market which is a holding company for truckload carrier subsidiaries and one of the largest flat-bed trucking companies in the United States. Mr. Ryan is a Class I director of the Company whose term expires in 2002.

     ROBERT B. FAGENSON has been a director since August 1993. He has, for more than the past five years, been President and a director of Fagenson & Co., Inc., a New York Stock Exchange ("NYSE") specialist firm, and a Vice President and director of Starr Securities, Inc., a registered broker-dealer and member of the NYSE. Mr. Fagenson is also a director of Cash Technologies, Inc., a company quoted on the Nasdaq SmallCap Market that provides bulk coin processing services, of United Diagnostics, Inc., a company quoted on the OTC Bulletin Board that researches medicines for the treatment of cancer, and of Intrenet, Inc., a company listed on the Nasdaq SmallCap Market that is a holding company for truckload carrier subsidiaries and is one of the largest flat-bed trucking companies in the United States. Mr. Fagenson is a Class I director of the Company whose term expires in 2002.

     VINCENT A. CARRINO has been a director since January 1995. Mr. Carrino founded Brookhaven Capital Management, Inc., an investment management company headquartered in Menlo Park, California, in 1986 and has been its President since that date. Mr. Carrino is also a director of Cash Technologies, Inc., a company listed on the Nasdaq SmallCap Market that provides bulk coin processing services, and of Intrenet, Inc., a company that is also listed on the Nasdaq SmallCap Market which is a holding company for truckload carrier subsidiaries and one of the largest flat-bed trucking companies in the United States. Mr. Carrino is a Class III director of the Company whose term expires in 2001.

     PAUL N. UPCHURCH has been a director since February 1998. Mr. Upchurch was President and Chief Executive Officer of Champion Rentals, Inc. from April 1989 through February 1998. Prior to his employment with Champion, Mr. Upchurch was a practicing attorney in Daytona Beach, Florida. Mr. Upchurch is a Class II director of the Company whose term expires in 2000 and who has indicated his intention to resign from the Board of Directors upon the expiration of his term at the Annual Meeting.

     JEFFREY A. CONWAY was employed by the Company as a financial advisor from February 1992 through September 1992 and in October 1992 was appointed Vice President and Chief Financial Officer. In March 1999, Mr. Conway was elected Senior Vice President of the Company. As of January 2000, Mr. Conway serves as President and Chief Operating Officer of the Company. He served as Chief Financial Officer of Rentclub, Inc., a 17 store rental-purchase chain, from June 1990 through November 1991. From 1979 through June 1987 and from July 1987 to October 1989, Mr. Conway was employed by the independent accounting firms of Coopers & Lybrand and Ernst & Young, respectively, as an Audit Manager. Mr. Conway is a certified public accountant.

     WILLIAM A. MCDONNELL was hired by the Company effective February 1, 2000 as Vice President and Chief Financial Officer. Prior to his employment with Rent-Way, Mr. McDonnell was a director in the Global Distribution Group for the Bank of Montreal. Prior to that position, Mr. McDonnell was Vice President and Relationship Manager in the Emerging Majors Group for Harris Bank. Harris Bank is a wholly-owned subsidiary of the Bank of Montreal, part of Rent-Way's bank syndicate.

     RONALD D. DEMOSS was elected Vice President and General Counsel of the Company in February 1996. From June 1990 through November 1995, Mr. DeMoss was employed as a corporate counsel for Rent-A-Center and, in such capacity, was involved in the enactment of rental-purchase legislation in 11 states. During 1995, Mr. DeMoss also served as Rent-A-Center's Director of Government Relations. Since 1996, Mr. DeMoss has served on the Board of Directors of APRO and on its executive committee. Mr. DeMoss also serves on APRO's Government Relations Committee. From 1981 through 1990, Mr. DeMoss was a practicing attorney in Wichita, Kansas.

     JEFFREY K. UNDERWOOD was hired by the Company in February 1998 and was recently appointed Vice President of Operations. From January 1989 to February 1998, he was employed by Champion Rentals where he served in various positions, including store manager, Regional Manager, Director of Operations, and Vice President of Operations. Prior to Champion, Mr. Underwood was employed by JC Penney for 16 years, reaching the position of Senior Merchandising Manager.

     KIRK R. SMITHEE was hired by the Company in September 1995 as a regional manager, in July 1996 was named a director of operations, in October 1997 was named to Vice President of Operations and most recently was named Vice President of Administration. From September 1987 through September 1995, Mr. Smithee served in various management positions with Rent-A-Center, including field training manager, district manager and regional manager.

     Additional information regarding Messrs. Lerner and Joseffer and Ms. Woods appears under the caption "Election of Directors" in this Proxy Statement.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has standing Audit, Compensation, Stock Option, Nominating and Executive Committees. The Board of Directors held nine meetings in fiscal year 1999. Each director attended at least 75% of meetings of the full Board and meetings of committees on which each served.

     The Audit Committee consists of Messrs. Carrino, Fagenson and Lerner. The Audit Committee ratifies the selection of the independent auditors, reviews the arrangements for and scope of the annual audit and reviews the results of such audit, inquires into important internal control, accounting and financial reporting matters, reviews potential conflict of interest situations, as appropriate, and reports and make recommendations to the full Board, as appropriate. The Audit Committee had two meetings in fiscal year 1999.

     The Compensation Committee consists of Messrs. Fagenson and Lerner. The Compensation Committee reviews the Company's compensation policies, reviews and approves the compensation of executive officers. The Compensation Committee had four meetings in fiscal year 1999.

     The Stock Option Committee consists of Messrs. Fagenson and Lerner. The Stock Option Committee administers the Company's 1992, 1995 and 1999 Stock Option Plans and otherwise administers and oversees the grant of stock options by the Company. The Stock Option Committee had three meetings in fiscal year 1999.

     The Nominating Committee consists of Messrs. Ryan, Morgenstern and Joseffer. The Nominating Committee recommends nominees for election as directors to the Board and to committees of the Board. The Nominating Committee had two meetings in fiscal year 1999.

     The Executive Committee consists of Messrs. Ryan and Morgenstern. The Executive Committee meets between regular Board meetings to consider items of general concern to the Company. In addition, it recommends nominees to the Board, sets the compensation of senior management (other than executive officers), approves locations for and timing of new store openings, and takes such further action as appropriate for the Company to properly function between Board meetings (subject to ratification or approval of the full Board, as appropriate). The Executive Committee had two meetings in fiscal year 1999.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company (Messrs. Carrino, Fagenson, Joseffer, Lerner and Woods) receive $2,500 for each Board meeting attended in person and $500 for each meeting attended by telephone and an annual retainer of $5,000, payable quarterly, and are reimbursed for their out-of-pocket expenses incurred for attendance at meetings of directors and shareholders. Mr. Lerner receives no compensation for serving as Secretary to the Company. Non-employee directors who serve as chairman of one of the Board's standing committees receive an additional annual retainer of $5,000, payable quarterly. Non-employee directors are also entitled to participate under the Company's 1992, 1995 and 1999 Stock Option Plans. During fiscal year 1999, pursuant to the 1995 Stock Option Plan, non-employee directors of the Company received the following option grants: (i) on December 11, 1998, in return for services rendered, Mr. Carrino, Mr. Fagenson, Mr. Joseffer, and Mr. Lerner each received a grant of 30,000 options, vesting one-third immediately, one-third on March 1, 2000 and one-third on March 1, 2001 at an exercise price of $24.87 per share (which was the closing price of the Company's Common Stock on the New York Stock Exchange on the grant date) and (ii) on March 23, 1999, Ms. Woods received a grant of 1,000 options, vesting one-half immediately and one-half on the first anniversary of the grant date, at an exercise price of $24.00 per share (which was the closing price of the Company's Common Stock on the New York Stock Exchange on the grant date). Directors who are employees of the Company receive no additional compensation for their services as directors.

EXECUTIVE COMPENSATION

     The following table discloses compensation for the years ended September 30, 1997, 1998 and 1999 received by Messrs. Ryan and Morgenstern and by those executive officers of the Company who served as such at the close of the fiscal year ended September 30, 1999 (the "Named Executive Officers").

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                         ANNUAL           ------------
                                                    COMPENSATION (1)       SECURITIES
                                                 ----------------------    UNDERLYING         OTHER
      NAME AND PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)   OPTIONS (#)    COMPENSATION ($)
      ---------------------------         ----   ----------   ---------   ------------   ----------------
Gerald A. Ryan..........................  1999    150,000      100,000       45,000               --
  Chairman of the Board                   1998    150,000      132,445           --               --
                                          1997    150,000       72,221       60,000               --
William E. Morgenstern..................  1999    298,107      200,000      440,000               --
  President and                           1998    240,000      269,926           --               --
  Chief Executive Officer                 1997    240,000      149,506       55,000          181,021(2)
Jeffrey A. Conway.......................  1999    178,156      120,000      220,000               --
  Senior Vice President and               1998    120,000      144,000           --               --
  Chief Financial Officer                 1997    120,000       97,250       27,000               --
Ronald D. DeMoss........................  1999    141,091       10,000        2,500               --
  Vice President and                      1998    100,700       10,000        5,000               --
  General Counsel                         1997    100,700        7,000        3,000               --
Jeffrey K. Underwood....................  1999    141,157       10,000       85,000               --
  Vice President of Operations
Kirk R. Smithee.........................  1999    170,731       28,000       45,000               --
  Vice President of Administration        1998    160,000       55,000       30,000               --

---------------

(1) Except as set forth above, the Named Executive Officers did not receive any annual compensation not properly characterized as salary or bonus, except for certain perquisites or other benefits the aggregate incremental cost of which to the Company did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such officer. The Company has a medical and health benefits plan and provides term life insurance for its employees, however, such plans do not discriminate in scope, terms or operation in favor of executive officers or directors and are generally available to all salaried employees. The Company has a 401(k) plan but does not have any other pension plan or any long-term incentive plan.

(2) Represents withholding taxes that the Company became obligated to pay in connection with Mrs. Morgenstern's exercise of 60,000 stock options in May 1997. In return, Mr. Morgenstern surrendered stock options to the Company for cancellation.

EMPLOYMENT AGREEMENTS

     During the 1999 fiscal year, Mr. Ryan served as Chairman of the Board under an employment agreement with the Company for a term that commenced October 1, 1998. This employment agreement was voluntarily terminated on September 30, 1999. As of October 1, 1999, Mr. Ryan entered into a new agreement with the Company pursuant to which he serves as a consultant and the Chairman Emeritus of the Board for a term that commences October 1, 1999 and continues to September 30, 2009. Under the new agreement, Mr. Ryan receives an annual compensation of $100,000 (subject to annual cost of living increases and an annual review by the Compensation Committee of the Board of Directors) and is eligible to receive an annual bonus in an amount determined by the Board of Directors. Mr. Ryan is also eligible to participate in the Company's employee benefit plans and to receive fringe benefits made generally available to senior management.

     During the 1999 fiscal year, Mr. Morgenstern served as full-time President and Chief Executive Officer under an employment agreement with the Company for a term that commenced October 1, 1998 and continues to

September 30, 2001, unless earlier terminated in accordance with its terms. As of October 1, 1999, Mr. Morgenstern assumed the role of the Chairman of the Board. As of January 2000, Mr. Morgenstern serves as Chairman of the Board and Chief Executive Officer and will no longer serve as President of the Company. The term of the employment agreement is automatically extended for two year periods beginning on the date which is one year prior to September 30, 2001 and each anniversary of such date, unless either party gives notice at least 60 days prior to any such date that the term shall not be extended. Under Mr. Morgenstern's employment agreement, he receives an annual salary and is eligible to receive annual bonuses in amounts determined by the Board of Directors. Mr. Morgenstern's salary for the second and third years of the employment agreement is to be increased over the salary payable in the previous year by 5% for each 10% increase in total revenues of the Company over the total revenues of the Company reported in the previous fiscal year. Mr. Morgenstern's salary is also subject to annual review by the Compensation Committee of the Board of Directors and, following the third year of the employment agreement, is subject to annual cost of living increases. Mr. Morgenstern is also eligible to participate in the Company's employee benefit plans and to receive fringe benefits made generally available to senior management.

     During the 1999 fiscal year, Mr. Conway served as full-time Senior Vice President and Chief Financial Officer under an employment agreement with the Company for a term that commenced October 1, 1998 and continues to September 30, 2001, unless earlier terminated in accordance with its terms. As of January 2000, Mr. Conway serves as President and Chief Operating Officer and will no longer serve as the Chief Financial Officer of the Company. The term of the employment agreement is automatically extended for two year periods beginning on the date which is one year prior to September 30, 2001 and each anniversary of such date, unless either party gives notice at least 60 days prior to any such date that the term shall not be extended. Under the employment agreement, Mr. Conway receives an annual salary and is eligible to receive annual bonuses in amounts determined by the Board of Directors. Mr. Conway's salary for the second and third years of the employment agreement is to be increased over the salary payable in the previous year by 5% for each 10% increase in total revenues of the Company over the total revenues of the Company reported in the previous fiscal year. Mr. Conway's salary is also subject to annual review by the Compensation Committee of the Board of Directors and, following the third year of the employment agreement, is subject to annual cost of living increases. Mr. Conway is also eligible to participate in the Company's employee benefit plans and to receive fringe benefits made generally available to senior management.

     Effective February 1, 2000, Mr. William A. McDonnell will serve as the Company's full-time Vice President and Chief Financial Officer under an employment agreement with the Company for a term continuing to February 1, 2003, unless earlier terminated in accordance with its terms. The term of the employment agreement is automatically extended for two year periods beginning on the date which is one year prior to February 1, 2003 and each anniversary of such date, unless either party gives notice at least 60 days prior to any such date that the term shall not be extended. Under the agreement, Mr. McDonnell receives an annual salary of $190,000 for the first year of the agreement, which amount will increase by the equivalent of 4% of base salary for the second and third years of the agreement. Mr. McDonnell's salary is also subject to annual review by the Compensation Committee of the Board of Directors and, following the third year of the employment agreement, is subject to annual cost of living increases. Mr. McDonnell is also eligible to participate in the Company's employee benefit plans and to receive fringe benefits made generally available to senior management.

     The Company has an employment agreement with Mr. DeMoss pursuant to which he is employed full-time as the Vice President and the General Counsel of the Company for a term that commenced on January 15, 1998. Mr. DeMoss' employment continues on a revolving 12 month basis, such 12-month period commencing on the first day of the month next succeeding January 15, 1998 and continuing thereafter commencing on the first day of each succeeding month, until terminated. Under the employment agreement, Mr. DeMoss receives an annual salary, is eligible to receive a annual bonus in an amount determined by the Board of Directors and is eligible for reimbursement of certain expenses. As of January 1, 1999, Mr. DeMoss' annual salary under the employment agreement was increased by the Board of Directors to $150,000. Mr. DeMoss is also eligible to participate in the Company's employee benefit plans in accordance with the terms of such plans.

     In September 1999, the Company entered into an employment agreement with Jeffrey K. Underwood pursuant to which he is employed full-time as Vice President of Operations of the Company for a term that commenced on September 13, 1999. The term of Mr. Underwood's employment agreement continues until September 30, 2002 or until terminated as provided in the agreement. However, beginning on September 30, 2002, and every two-year anniversary of this date, the agreement will be automatically extended for an additional two years, unless terminated at least 60 days prior to any such two-year anniversary date. Pursuant to the terms of Mr. Underwood's employment agreement, should the Company choose not to renew the agreement, Mr. Underwood will be entitled to continue to receive payments of base salary at the rate then in effect for a period of 24 months. Mr. Underwood receives an annual base salary of $200,000, is eligible for reimbursement for certain expenses and is eligible to receive an annual bonus in an amount determined by the Chief Executive Officer on the basis of corporate performance. Mr. Underwood is also eligible to participate in the Company's employee benefit plans in accordance with the terms of such plans.

     In November 1999, the Company entered into an employment agreement with Kirk R. Smithee pursuant to which he is employed full-time as the Vice President of Administration of the Company for a term that commenced in November 1999. The term of Mr. Smithee's employment agreement continues until September 30, 2002 or until terminated as provided in the agreement. Should the Company choose to terminate Mr. Smithee's agreement, other than for disability or cause, Mr. Smithee will be entitled to continue to receive payments of base salary for 12 months following such termination. Mr. Smithee receives an annual base salary of $175,000, is eligible for reimbursement of certain expenses and is eligible to receive an annual bonus in an amount determined by the Chief Executive Officer on the basis of corporate performance. Mr. Smithee is also eligible to participate in the Company's employee benefit plans in accordance with the terms of such plans.

STOCK OPTIONS

     The following table sets forth information concerning stock option grants made to the Named Executive Officers in the fiscal year ended September 30, 1999:

                       OPTION GRANTS IN FISCAL YEAR 1999

                                             INDIVIDUAL GRANTS
                          --------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF     % OF TOTAL                                     ASSUMED ANNUAL RATES OF
                          SECURITIES      OPTIONS                                    STOCK PRICE APPRECIATION FOR
                          UNDERLYING     GRANTED TO                                         OPTION TERM ($)
                            OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   -----------------------------
          NAME            GRANTED (#)   FISCAL YEAR        ($/SH)          DATE           5%              10%
          ----            -----------   ------------   --------------   ----------   -------------   -------------
Gerald A. Ryan..........     45,000          3.3%          24.88         12/11/03      346,560.68      765,808.48
William E.
  Morgenstern...........     65,000          4.8%          24.88         12/11/03      446,712.75      987,118.36
                            375,000         27.5%          27.88           2/8/04    2,888,005.71    6,381,737.34
Jeffrey A. Conway.......     45,000          3.3%          24.88         12/11/03      309,262.67      683,389.63
                            175,000         12.8%          27.88           2/8/04    1,347,736.00    2,978,144.09
Ronald D. DeMoss........      2,500          0.2%          27.88           2/8/04       19,253.37       42,544.92
Jeffrey K. Underwood....     15,000          1.1%          27.88           2/8/04      115,520.23      255,269.49
                             70,000          5.1%          22.19          9/13/04      429,099.80      948,198.34
Kirk R. Smithee.........     45,000          3.3%          27.88           2/8/04      346,560.68      765,808.48

     The following table sets forth information concerning stock option exercises by the Named Executive Officers during the fiscal year ended September 30, 1999 and the number of shares and the value of options outstanding as of September 30, 1999 for each such officer:

                         AGGREGATE OPTION EXERCISES AND
                     OPTION VALUES AS OF SEPTEMBER 30, 1999

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                             SHARES                             9/30/99 (#)                 9/30/99 ($)(1)
                          ACQUIRED ON       VALUE       ---------------------------   ---------------------------
          NAME            EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ------------   ------------   -----------   -------------   -----------   -------------
Gerald A. Ryan..........         --              --       137,999         30,001      $1,286,250      $     --
William E.
  Morgenstern...........     64,386       1,091,466       112,030        418,334         927,220            --
Jeffrey A. Conway.......     27,670         363,169        44,329        205,001         286,088            --
Ronald D. DeMoss........         --              --        23,650          5,750         204,638         6,000
Jeffrey K. Underwood....         --              --        10,000         95,000              --            --
Kirk R. Smithee.........         --              --        18,375         82,250          30,938       114,969

---------------
(1) Based on the closing sales price of the Common Stock on the New York Stock Exchange of $19.00 per share on September 30, 1999, less the exercise price.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors reviews and approves compensation levels and benefit plans and policies applicable to senior management of the Company, including the Chief Executive Officer and other executive officers of the Company, and submits its recommendations to the Board of Directors for ratification.

     The Company's compensation policies are designed (a) to attract and retain individuals of the best quality available in the rental-purchase industry, (b) to motivate and reward these individuals based on corporate and individual performance, and (c) to align the interests of these individuals with the interests of the shareholders of the Company through stock-based incentives. Consistent with the above-stated philosophy, senior management compensation generally consists of three components: base salary, bonus and incentive awards in the form of stock options. Salary levels for senior management are determined generally on the basis of pay practices of comparable companies in the rental-purchase industry. Bonuses are determined by considering performance during and over the course of each performance year. Decisions with respect to the size and timing of bonus payments are made by reference to both Company and individual performance factors and there is no target, cap or floor regarding the amount of any bonus. Stock option awards are made to senior management in order to link a portion of compensation directly to the value of the Company's Common Stock. Because the Company does not grant discounted stock options nor reprice outstanding options, the ultimate value of the options depends entirely on future appreciation in the Company's Common Stock. Because the Company desires to hire and retain senior managers of the best quality available in the rental-purchase industry, its compensation levels will generally be at or above those of its competitors.

     Compensation of the Company's Chief Executive Officer, William E. Morgenstern, is determined annually by the Compensation Committee based on Company performance, both relative to its competitors in the rental-purchase industry and overall, and based on Mr. Morgenstern's performance, and is then approved by the Board of Directors. In determining the level of base salary and bonus to be paid to Mr. Morgenstern in fiscal year 1999, the Compensation Committee considered both the value of Mr. Morgenstern to the Company and pay practices for comparable performance in the rental-purchase industry. For fiscal year 1999, Mr. Morgenstern's base salary increased to $298,107. Mr. Morgenstern's base salary was determined pursuant to the terms of his employment agreement described above. Mr. Morgenstern also received total bonuses of $200,000, a decrease from the bonus awarded him for fiscal year 1998 of $269,926. The decrease in bonus is attributable to the lower percentage increase in the Company's revenues and earnings per share during fiscal year 1999 versus fiscal year 1998.

     Under Mr. Morgenstern's employment agreement, his salary is subject to increase for the 2000 and 2001 fiscal years based on percentage increases in the Company's total revenues. The Compensation Committee believes that linking Mr. Morgenstern's salary to total revenues motivates him to continue to pursue growth opportunities for the Company in future fiscal years.

                               Robert B. Fagenson
                                 William Lerner

                               PERFORMANCE GRAPH

     The following graph compares for the five-year period ended September 30, 1999, the cumulative total shareholder return for the Company, the Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq Composite Index"), and a group consisting of publicly-traded rental-purchase companies (the "Industry Group"). The graph assumes that $100 was invested on September 30, 1994 in the Common Stock of the Company, the Nasdaq Composite Index and the Industry Group, and assumes reinvestment of dividends. The Industry Group for fiscal year 1995 consisted of Aaron Rents, Inc. and Advantage Companies, Inc. For fiscal year 1996, Renters Choice, Inc. was added to the Industry Group. For fiscal year 1997, Advantage Companies, Inc. was dropped from the Industry Group (as a result of its acquisition by Thorn Americas, Inc., a non-reporting company) and Alrenco, Inc. was added. For fiscal year 1998, Alrenco, Inc. was dropped from the Industry Group since the Company and Alrenco, Inc. merged on December 10, 1999 and Rainbow Rentals, Inc. was added. For fiscal year 1999, the Industry Group remained the same as that composed for the fiscal year 1998. The stock price performance shown on the following graph is not necessarily indicative of future price performance.

                                                     RENT-WAY, INC.          NASDAQ COMPOSITE INDEX          INDUSTRY GROUP
                                                     --------------          ----------------------          --------------
'9/30/94'                                                 100                         100                         100
'9/30/95'                                                 193                         137                         166
'9/30/96'                                                 257                         161                         218
'9/30/97'                                                 430                         221                         260
'9/30/98'                                                 501                         222                         253
'9/30/99'                                                 386                         360                         217

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 1999, Robert B. Fagenson and William Lerner served as the members of the Compensation Committee. Other than Mr. Lerner, who is Secretary of the Company, no person who served as a member of the Company's Compensation Committee during the fiscal year ended September 30, 1999 was (i) an officer or employee of the Company during such fiscal year or
(ii) formerly an officer of the Company. No executive officer of the Company served as a member of the compensation or similar committee of the Board of Directors of any other entity where an executive officer of which served on the Compensation Committee or Board of Directors of the Company.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the shares of Common Stock beneficially owned by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company; (iii) the Named Executive Officers of the Company; and (iv) the directors and executive officers of the Company as a group. This information is presented as of December 29, 1999. Except as otherwise noted, the Company believes that the persons listed below have sole investment and voting power with respect to the shares of Common Stock beneficially owned by them.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT
          NAME AND ADDRESS OF BENEFICIAL OWNER (1)             OWNED (2)     OF CLASS
          ----------------------------------------            ------------   --------
William E. Morgenstern......................................     621,881        2.8
William Lerner..............................................      48,000          *
Vincent A. Carrino..........................................      62,500          *
Robert B. Fagenson (3)......................................     224,000          *
Marc W. Joseffer............................................     105,942          *
Gerald A. Ryan (4)..........................................     500,025        2.3
Jacqueline Woods............................................         500          *
Jeffrey A. Conway...........................................     208,484          *
Ronald D. DeMoss............................................      27,784          *
Jeffrey K. Underwood........................................      45,000          *
Kirk R. Smithee.............................................      26,875          *
Directors/Executive Officers as a group (11 persons)........   1,901,026        8.0
Safeco Asset Management Company and affiliates (5)..........   2,346,600      10.85
601 Union Street
Suite 2500
Seattle, WA 98101
GDJ, Jr. Investments, Limited Partnership (6)...............   1,396,440        6.4
Bank of America Center
101 Convention Center Drive
Suite 850
Las Vegas, Nevada 89109
Michael D. Walts (7)........................................   1,293,600        5.9
1700 State Street
New Albany, Indiana 47150

---------------
 *  Less than 1%

(1) Unless otherwise indicated, the address for all persons listed above is c/o Rent-Way, Inc., One RentWay Place, Erie, Pennsylvania 16505.

(2) Includes shares issuable upon exercise of stock options and warrants which are currently exercisable or which will become exercisable within 60 days.

(3) Includes 6,000 shares owned by the Fagenson & Co., Inc. Employee Pension Plan and Trust, of which Mr. Fagenson is a co-trustee.

(4) Includes 100,000 shares owned by the Ryan Children's Trust of 1993, of which Mr. Ryan is sole trustee.

(5) Safeco Asset Management Company, Safeco Common Stock Trust ("Safeco Trust") and Safeco Corporation have filed a Schedule 13G with respect to Common Stock of the Company owned by Safeco Trust and Safeco Corporation. The beneficial ownership information presented is based solely on the Schedule 13G.

(6) GDJ, Jr. Investments, Limited Partnership has filed a Schedule 13D with respect to its ownership of Common Stock of the Company on behalf of itself, GDJ, Jr. Investment Corporation, George D. Johnson, Jr. and Daniel C. Breeden, Jr. The beneficial ownership information presented is based on the
    Schedule 13D.

(7) Michael D. Walts has filed a Schedule 13D with respect to his ownership of Common Stock of the Company. The beneficial ownership information presented is based on the Schedule 13D.

                   CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

     In connection with the acquisition of D.A.M.S.L. Corp. in May 1994, the Company entered into a consulting agreement and non-compete agreement with Marc
W. Joseffer, a director of the Company. Mr. Joseffer receives payments from the Company under a five-year consulting agreement which expired on May 18, 1999. Annual payments to Mr. Joseffer for each year of such consulting agreement are $132,000, $120,000, $144,000, $132,000 and $192,000, respectively. Under the terms of the non-compete agreement entered into by Mr. Joseffer, he received monthly payments from the Company of $2,143, which monthly payments terminated in March 1999.

     The Company leases two store locations from Mr. Joseffer or a company controlled by him. The Company paid $65,000 in rent and related amounts under such leases for the years ended September 30, 1999. The Company believes the lease rate and terms, which include the Company's obligation to pay real estate taxes, are similar to those obtainable on an arms'-length basis.

                REQUIREMENTS FOR REPORTING SECURITIES OWNERSHIP

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon its review of copies of such forms furnished to it, or written representations from reporting persons that no such forms were required for those persons, the Company believes that during fiscal year 1999 all filing requirements applicable to executive officers, directors, and greater than ten-percent beneficial owners were complied with, except that (i) one report covering one transaction, was filed late by Mr. Conway and (ii) one report, covering commencement of Section 16 reporting obligations was filed late by Ms. Woods, a director of the Company.

                            INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers, LLP served as the Company's independent accountants for the 1999 fiscal year. Representatives of that firm will be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to any appropriate questions. The auditors for fiscal year 2000 will be selected at the meeting of the Board of Directors to be held following the Annual Meeting of Shareholders on March 8, 2000.

                           PROPOSALS OF SHAREHOLDERS

     Any shareholder who intends to present a proposal intended to be considered for inclusion in the Proxy Statement for presentation at the 2000 Annual Meeting of Shareholders must submit such proposal by November 1, 2000. It is suggested that the proposal be submitted to the Company's corporate offices in Erie, Pennsylvania by certified mail, return receipt requested, and be directed to the Secretary of the Company.

                                 OTHER MATTERS

     Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

     A copy of the Company's Annual Report on Form 10-K for fiscal year 1999 may be obtained without charge by any shareholder of record by written request made to Jeffrey A. Conway, President and Chief Operating Officer, Rent-Way, Inc., One RentWay Place, Erie, Pennsylvania 16505.

                                           By Order of the Board of Directors,

                                                      WILLIAM LERNER
                                                        Secretary

Erie, Pennsylvania
January 31, 2000

PROXY                                                                      PROXY


                                 RENT-WAY, INC.
                                ONE RENTWAY PLACE
                            ERIE, PENNSYLVANIA 16505

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MARCH 8, 2000.


The undersigned hereby appoints Gerald A. Ryan and William E. Morgenstern, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all common shares of the undersigned at the Annual Meeting of Shareholders of Rent-Way, Inc. (the "Company") to be held at the Bel Aire Hotel located at 2800 West Eighth Street, Erie, Pennsylvania on March 8, 2000, and at any adjournments, upon matters described in the proxy statement furnished herewith and all other subjects that may properly come before the meeting. IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE NOMINEES FOR THE DIRECTORS LISTED HEREIN AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.


                         (To be Signed on Reserve Side)

      --------------------------------------------------------------------

[X]      Please mark your
         votes as in this
         example



                  FOR the nominees          WITHHOLD
                  listed at right           AUTHORITY to
                  (except as marked to      vote for the nominees
                  the contrary)             listed at right


1.       ELECTION        [__]                       [__]                Nominees:  Class II (term to 2003)
         OF CLASS II DIRECTORS                                                     William Lerner
         INSTRUCTION (To withhold authority to vote for any                        Marc W. Joseffer
         individual nominee write their name in the space below):                  Jacqueline E. Woods

         ______________________________________________________


2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments.


                                                                                                  IF YOU DO NOT SIGN AND RETURN A
                                                                                                  PROXY, OR ATTEND THE MEETING, YOUR
                                                                                                  SHARES CANNOT BE VOTED.

                                                                                                  PLEASE SIGN HEREON AND RETURN IN
                                                                                                  THE ENCLOSED ENVELOPE PROMPTLY.

                                                                                                  SHAREHOLDERS ARE ENTITLED TO
                                                                                                  CUMULATIVE VOTING IN THE ELECTION
                                                                                                  OF DIRECTORS.





SIGNATURE _________________________________ _____________     __________________________________ _____________________
                                                    DATED             SIGNATURE IF JOINTLY OWNED                DATED

Note: Sign here as name(s) appears on label
      Title should be added if signing as executor, administrator, trustee, etc.